Exhibit 99.1

UNITED RENTALS REPORTS THIRD QUARTER 2004 RESULTS

GREENWICH, Conn. – October 20, 2004 – United Rentals, Inc. (NYSE: URI) today reported third quarter revenues of $849.7 million, an increase of 5.5% compared with $805.1 million for the third quarter of 2003. Adjusted operating income for the third quarter of 2004 was $133.4 million, an increase of 6.6% compared with adjusted operating income of $125.1 million for the third quarter of 2003. Adjusted net income for the third quarter of 2004 was $57.5 million and adjusted diluted earnings per share was $0.58 compared with adjusted net income of $42.0 million and adjusted diluted earnings per share of $0.44 for the third quarter of 2003.

Dollar utilization for the third quarter of 2004 was 67.4%, an increase of 2.3 percentage points from the third quarter of 2003. The size of the rental fleet, as measured by the original equipment cost, increased to $3.7 billion at the end of the third quarter of 2004 from $3.6 billion at the end of the third quarter of 2003. The age of the rental fleet was 39 months at the end of the third quarter compared with 38 months at the end of the third quarter last year.

For the first nine months of 2004, the company reported revenues of $2.27 billion, an increase of 6.8% compared with $2.13 billion for the first nine months of 2003. Adjusted operating income for the first nine months of 2004 was $280.4 million compared with adjusted operating income of $260.0 million for the first nine months of 2003. Adjusted net income for the first nine months of 2004 was $93.2 million and adjusted diluted earnings per share was $0.94 compared with adjusted net income of $56.7 million and adjusted diluted earnings per share of $0.60 for the first nine months of 2003.

For the first nine months of 2004, cash flow from operations was $564.2 million, including $118.1 million from working capital improvements, and proceeds from rental equipment sales were $159.3 million. After total capital expenditures of $524.1 million in the first nine months of 2004, compared with $347.1 million in the same period last year, free cash flow was $199.4 million for the first nine months of 2004 compared with $100.4 million in the same period last year.

The adjusted operating income and net income data for the third quarter of 2004 excludes a $139.3 million charge ($121.9 million, net of tax), for the impairment of goodwill relating to the traffic control segment. The adjusted operating income and net income data for the other periods discussed excludes certain charges described in the GAAP reconciliation that follows the financial schedules. After taking into account the excluded charges, GAAP results are as follows: (i) for the three months ended September 30, 2004, an operating loss of $5.9 million, a net loss of $64.4 million and a loss per share of $0.83; (ii) for the nine months ended September 30, 2004, operating income of $134.1 million, a net loss of $136.0 million and a loss per share of $1.75; (iii) for the three months ended September 30, 2003, operating income of $113.4 million, net income of $31.9 million and diluted earnings per share of $0.34; and (iv) for the nine months ended September 30, 2003, operating income of $248.3 million, net income of $46.6 million and diluted earnings per share of $0.50. Additional information is provided in a GAAP reconciliation following the financial schedules.

General Rentals Segment

The general rentals segment includes the rental of more than 600 types of construction, aerial, industrial and homeowner equipment as well as related sales and service. General rentals segment revenues represented 91% of total revenues in the third quarter of 2004.

Third quarter 2004 revenues for the general rentals segment were $771.5 million, an increase of 10.7% compared with $696.9 million for the third quarter of 2003. Rental rates for the third quarter increased 8.5% and same-store rental revenues increased 12.0% from the third quarter of 2003. Rental revenues generated by sharing equipment between branches were 12.6% of segment rental revenues for the third quarter of 2004, compared with 12.9% in the third quarter of 2003. Segment operating income was $142.5 million for the third quarter of 2004, an increase of 29.4% compared with $110.1 million for the third quarter of 2003.

For the first nine months of 2004, revenues for the general rentals segment were $2.08 billion, an increase of 11.3% compared with $1.87 billion for the first nine months of 2003. Rental rates for the first nine months increased 7.5% and same-store rental revenues increased 10.2% from the first nine months of 2003. Segment operating income was $314.5 million for the first nine months of 2004, an increase of 27.2% compared with $247.3 million for the first nine months of 2003.

Traffic Control Segment

The traffic control segment includes the rental of equipment for controlling traffic as well as related services and activities.

Third quarter 2004 revenues for the traffic control segment were $78.1 million compared with $108.2 million for the third quarter of 2003, a decline of $30.1 million. Same-store rental revenues in the third quarter declined 29.5% from the third quarter of 2003. The segment operating loss for the third quarter was $148.4 million, including the $139.3 million charge for the impairment of goodwill. Excluding this charge, the segment adjusted operating loss was $9.1 million compared with segment operating income of $15.0 million for the third quarter of 2003, a decline of $24.1 million.

For the first nine months of 2004, revenues for the traffic control segment were $190.2 million compared with $255.3 million for the first nine months of 2003, a decline of $65.1 million. Same-store rental revenues for the first nine months declined 27.2% from the first nine months of 2003. The segment operating loss for the first nine months was $173.4 million, including the $139.3 million charge for the impairment of goodwill. Excluding this charge, the segment adjusted operating loss was $34.1 million compared with segment operating income of $12.7 million for the first nine months of 2003, a decline of $46.8 million.

CEO Comments and Outlook

Wayland Hicks, chief executive officer said, “The 32% growth in adjusted diluted earnings per share this quarter reflected continued strong performance in our general rentals business and lower interest expense due to the refinancing of our debt. We achieved this growth despite disappointing results in our traffic control business.

“The 10.7% increase in general rentals total revenues included 12% growth in same-store rental revenues as well as contractor supplies sales growth of 25%. Same-store performance was driven primarily by an 8.5% rise in rental rates, our strongest quarterly rate improvement to date. The impact of the revenue growth on profitability was enhanced by our operating leverage, resulting in general rentals operating income growth of 29%, more than twice the rate of revenue growth.”

Hicks continued, “We are maintaining our full year 2004 outlook for diluted earnings per share, excluding charges, of $1.20. Although we have not yet completed our operating plan for 2005, we are encouraged by the improving trends in private non-residential construction.”

The projected results above for 2004 exclude the charges which have been excluded from the adjusted results for the first nine months, any other special charges that may be required and the impact of any required change in accounting for contingently convertible debt instruments under the Financial Accounting Standards Board Emerging Issues Task Force Issue No. 04-08.

Conference Call

United Rentals will hold a conference call with Wayland Hicks, chief executive officer, and John Milne, president and chief financial officer, today, Wednesday, October 20, at 11:00 a.m. Eastern Time. The conference will be available live by audio webcast at www.unitedrentals.com, where it will be archived.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in North America, with an integrated network of more than 730 rental locations in 47 states, ten Canadian provinces and Mexico. The company’s 13,200 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 600 different types of equipment with a total original cost of $3.7 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Connecticut. Additional information about United Rentals is available at www.unitedrentals.com.

Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates” or the negative thereof or comparable terminology, or by discussions of strategy or outlook. The company’s business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the company’s products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the company may not have access to capital that it may require, (4) any companies that United Rentals acquires could have undiscovered liabilities and may be difficult to integrate, (5) costs may increase more than anticipated and (6) the company may incur significant expenses in connection with the previously announced non-public SEC fact-finding inquiry of the company and the class action lawsuits that are typically filed in the wake of an SEC inquiry (including one action that has already been filed, although the company has not yet been served). Certain of these risks and uncertainties, as well as others, are discussed in greater detail in the company’s filings with the SEC, including its most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

# # #

Contact:

Chuck Wessendorf

VP, Investor Relations and

Corporate Communications

United Rentals, Inc.

(203) 618-7318

cwessendorf@ur.com

UNITED RENTALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share data)

	Three Months Ended September 30			Nine Months Ended September 30
	2004	2003	% Growth	2004	2003	% Growth
Revenues
Equipment rentals	$655.2	$625.7	4.7%	$1,692.1	$1,619.8	4.5%
Sales of rental equipment	48.4	44.4	9.1%	159.3	121.0	31.7%
Sales of equipment and contractor supplies and other revenues	146.1	135.0	8.2%	419.0	384.3	9.0%

Total revenues	849.7	805.1	5.5%	2,270.5	$2,125.0	6.8%

Cost of revenues
Cost of equipment rentals, excluding depreciation	337.3	331.0	1.9%	895.8	880.4	1.7%
Depreciation of rental equipment	95.1	85.7	11.0%	278.6	248.9	11.9%
Cost of rental equipment sales	34.0	28.7	18.5%	111.3	79.7	39.7%
Cost of equipment and contractor supplies sales and other operating expenses	105.6	101.2	4.4%	302.7	280.4	8.0%

Total cost of revenues	572.1	546.6	4.7%	1,588.4	1,489.4	6.6%

Gross profit	277.6	258.5	7.4%	682.1	635.6	7.3%

Selling, general and administrative expenses	128.8	127.5	1.0%	361.1	335.8	7.5%
Non-rental depreciation and amortization	15.4	17.7	(12.7)%	47.5	51.5	(7.7)%
Goodwill impairment	139.3	—	*	139.3	—	*

Operating income	(5.9)	113.4	*	134.1	248.3	(46.0%)

Interest expense	39.2	57.0	(31.4)%	126.7	169.8	(25.4)%
Other (income) expense, net	1.5	(0.2)	*	175.0	(1.8)	*

Income (loss) before provision (benefit) for income taxes	(46.5)	56.6	*	(167.5)	80.3	*
Provision (benefit) for income taxes	17.8	24.7	(27.9)%	(31.5)	33.8	*

Net income (loss)	$(64.4)	$31.9	*	$(136.0)	$46.6	*

Income (loss) available to common stockholders per share - basic	$(0.83)	$0.43	*	$(1.75)	$0.62	*

Income (loss) available to common stockholders per share - diluted	$(0.83)	$0.34	*	$(1.75)	$0.50	*

Weighted average shares outstanding:
Basic	77.8	77.0	1.0%	77.5	76.9	0.8%
Diluted	77.8	97.0	*	77.5	95.3	*

*	Not meaningful

Columns may not add due to rounding

UNITED RENTALS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions)

	September 30 2004	December 31 2003
ASSETS

Cash and cash equivalents	$149.2	$79.4
Accounts receivable, net	547.4	499.4
Prepaid expenses and other assets	237.7	224.2
Rental equipment, net	2,163.2	2,071.5
Property and equipment, net	423.6	406.6
Goodwill and other intangible assets, net	1,327.6	1,441.0

	$4,848.7	$4,722.1

LIABILITIES & STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable	$262.1	$150.8
Debt	2,921.2	2,817.1
Subordinated convertible debentures	221.6	221.6
Deferred taxes	139.0	165.1
Accrued expenses and other liabilities	279.0	226.6

Total liabilities	3,822.9	3,581.2

Stockholders’ equity	1,025.8	1,140.9

	$4,848.7	$4,722.1

Segment Performance

The following table reflects the performance of our two business segments, general rentals and traffic control.

	Three Months Ended September 30			Nine Months Ended September 30
	(unaudited) (in millions)
	2004	2003	% Growth	2004	2003	% Growth
Total revenues
General rentals and other	$771.5	$696.9	10.7%	$2,080.2	$1,869.7	11.3%
Traffic control	78.1	108.2	(27.7)%	190.2	255.3	(25.5)%

Total revenues	$849.7	$805.1	5.5%	$2,270.5	$2,125.0	6.8%

Segment operating income
General rentals and other	$142.5	$110.1	29.4%	$314.5	$247.3	27.2%
Traffic control (1)	(148.4)	15.0	*	(173.4)	12.7	*

Segment operating income	(5.9)	125.1	*	141.1	260.0	(45.7)%
Vesting of restricted stock granted to executives in 2001	—	11.7		7.0	11.7

Operating income	(5.9)	113.4		134.1	248.3

Interest expense	39.2	57.0		126.7	169.8
Other (income) expense, net	1.5	(0.2)		175.0	(1.8)

Income (loss) before provision (benefit) for income taxes	$(46.5)	$56.6		$(167.5)	$80.3

1)	Includes goodwill impairment charge of $139.3 million in the three and nine month periods of 2004.
*	Not meaningful

Columns may not add due to rounding

GAAP Reconciliation

1.	Our results for the three and nine months ended September 30, 2004 reported in the press release have been adjusted to exclude certain charges. We provide this adjusted data because we believe that this data may be useful to investors in analyzing the period-to-period changes in our results that are attributable to changes in business conditions and that are not due to the write-off of goodwill. The table below reconciles the as adjusted results with our results in accordance with generally accepted accounting principles (“GAAP”) for the three and nine months ended September 30, 2004 (in millions, except per share amounts):

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Operating Income

Operating income (loss) (GAAP)	$(5.9)	$113.4	$134.1	$248.3
Goodwill impairment	139.3	—	139.3	—
Vesting of restricted stock granted to executives in 2001	—	11.7	7.0	11.7

Operating income, as adjusted	$133.4	$125.1	$280.4	$260.0

Net Income/(Loss)

Net income (loss) (GAAP)	$(64.4)	$31.9	$(136.0)	$46.6
Goodwill impairment	121.9		121.9	—
Refinancing costs, net of tax	—	—	101.7	—
Vesting of restricted stock granted to executives in 2001, net of tax	—	10.2	5.5	10.2

Net income (loss), as adjusted	$57.5	$42.0	$93.2	$56.7

Earnings (Loss) Per Diluted Share

Earnings (loss) per diluted share (GAAP)	$(0.83)	$0.34	$(1.75)	$0.50
Goodwill impairment	1.57	—	1.57
Refinancing costs, net of tax	—	—	1.31	—
Vesting of restricted stock granted to executives in 2001, net of tax	—	0.10	0.07	0.10
Impact of using fully diluted share count (1)	(0.16)		(0.26)

Earnings (loss) per diluted share, as adjusted	$0.58	$0.44	$0.94	$0.60

(1)	The GAAP results for the three and nine months ended September 30, 2004 are calculated using basic shares because the GAAP results reflect a net loss. By contrast, the adjusted results for such periods are calculated using fully diluted shares because the adjusted results are positive. The use of fully diluted shares in calculating the adjusted results reduced the per share adjusted results for the three month period by $0.16 and reduced the per share adjusted results for the nine month period by $0.26.

Columns may not add due to rounding

2.	Our EBITDA (adjusted as described below) was $242.5 million and $228.8 million during the third quarter of 2004 and 2003, respectively, and $603.7 million and $562.3 million during the first nine months of 2004 and 2003, respectively. EBITDA is generally defined as net income plus interest expense, income taxes and depreciation and amortization. However, our EBITDA has been adjusted to exclude certain charges as described below. For the third quarter and first nine months of 2004, EBITDA has been adjusted to exclude the following: charges relating to the vesting of restricted shares granted to executives in 2001 ($7.0 million, pre-tax, in the nine month period of 2004), debt refinancing costs ($172.2 million, pre-tax, in the nine month period of 2004) and goodwill impairment ($139.3 million, pre-tax, in the nine month period of 2004 and in the third quarter of 2004). For the third quarter and first nine months of 2003, EBITDA has been adjusted to exclude a charge related to the vesting of restricted shares granted to executives in 2001 ($11.7 million, pre-tax, in the nine month period of 2003 and in the third quarter of 2003). EBITDA is presented to provide additional information concerning our ability to meet future debt service obligations and capital expenditure and working capital requirements. However, EBITDA is not a measure of financial performance or liquidity under GAAP. Accordingly, EBITDA should not be considered an alternative to net income or cash flow from operating activities as indicators of our operating performance or liquidity. The table below provides a reconciliation between cash flow from operating activities and EBITDA (adjusted as described above) for the periods indicated:

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
	(in millions)
Net cash provided by operating activities	$205.1	$146.3	$564.2	$326.5

Gain on sales of rental equipment	14.4	15.7	48.1	41.3

Interest expense	39.2	57.0	126.7	169.8

Provision (benefit) for income taxes	17.8	24.7	(31.5)	33.8

Change in deferred taxes	(17.8)	(21.1)	31.5	(25.9)

Change in operating assets and liabilities and other	(16.2)	6.2	(135.3)	16.8

EBITDA, as adjusted	$242.5	$228.8	$603.7	$562.3

3.	We define “free cash flow” as (i) net cash provided by operating activities plus proceeds from sales of rental equipment less (ii) aggregate expenditures for purchase of rental equipment and other property and equipment. Our free cash flow was $89.0 million and $133.3 million during the third quarter of 2004 and 2003, respectively, and $199.4 million and $100.4 million during the first nine months of 2004 and 2003, respectively. Free cash flow is presented to provide additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as indicators of our operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow for the periods indicated:

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
	(in millions)
Net cash provided by operating activities	$205.1	$146.3	$564.2	$326.5
Purchases of rental equipment	(143.4)	(54.9)	(465.2)	(320.6)
Purchases of property and equipment	(21.1)	(2.5)	(58.9)	(26.5)
Proceeds from sales of rental equipment	48.4	44.4	159.3	121.0

Free cash flow	$89.0	$133.3	$199.4	$100.4

4.	The projected results for 2004 reported in the press release exclude: (i) the charges which have been excluded from the adjusted results for the first nine months as described in paragraph 1 above; (ii) any other special charges that may be required; and (iii) the impact of the potential accounting change described below.

Under current accounting rules, the approximately 5.6 million shares of common stock that may be issued upon conversion of our outstanding 1 7/8% convertible notes are not included in our diluted earnings per share calculation. Under a proposed accounting change (EITF Issue No. 04-08), expected to be effective in the fourth quarter of 2004, these shares would be included in such calculation. We estimate that the adoption of this accounting change would decrease our full-year 2004 diluted earnings per share by $0.05.